Exhibit 99.1

Ares Management Corporation Announces Expansion of its Insurance Platform Through

the Launch of Aspida Financial

Aspida to Acquire Pavonia Life Insurance Company of Michigan to Complement Ares’ Existing

Insurance Capabilities and Experience

LOS ANGELES — July 9, 2019 — Ares Management Corporation (NYSE: ARES) (“Ares”) today announced an expansion of its existing insurance platform, Ares Insurance Solutions, through the launch of Aspida Financial (“Aspida”), an indirect subsidiary of Ares. Aspida has entered into an agreement to acquire Pavonia Life Insurance Company of Michigan and its insurance operations (the “Company”), a Michigan-domiciled insurance company with approximately $1.1 billion of assets and approximately $76 million of statutory capital and surplus as of March 31, 2019. Aspida will acquire the Company for approximately $75 million in cash. Following closing, the Company will operate under the Aspida brand.

Headquartered in North Carolina with more than 170 employees, the Company has historically offered life insurance, annuities and reinsurance products and services. The Company is currently licensed in 49 states and the platform has operated in multi-channel distribution networks with relationships covering more than 4,700 agents and subgroups. The Company has a cutting-edge technology platform that is designed to make annuities and insurance transparent and simple, providing for a seamless experience.

Upon closing of the transaction, Aspida will be backed by a strong team that intends to capitalize on retirement market trends and increasing demand for insurance products. Ares expects that Aspida will pursue a three-pronged growth strategy of underwriting new business, executing reinsurance transactions and pursuing opportunistic acquisitions. It is expected that Aspida's growth will be supported by future third party capital sources.

The launch of Aspida and its acquisition of the Company represents a natural expansion of Ares’ existing insurance platform, which includes approximately $15 billion of assets in various strategies across more than 100 insurance clients.

Ares Insurance Solutions expects to provide key strategic advantages to Aspida, including:

•                  Insurance Experience: Ares has a dedicated insurance team focused on providing solutions to insurance clients, including asset and asset-liability management. Members of the Ares team have previously held senior positions at leading U.S. life insurers. Following the close of the transaction, Ares intends to apply its deep asset management expertise to serve as Aspida’s investment manager.

•                  Differentiated Asset Origination and Solutions: Ares leverages its leading direct origination platform to provide differentiated investment solutions with attractive risk-adjusted return profiles for a broad array of domestic and foreign insurance clients in the life and property & casualty insurance sectors.

•                  Access to Capital: Ares intends to use its strong relationships with institutional investors and well-known brand with public equity investors to grow Aspida.

“The launch of Aspida Financial and its plan for growth is the next evolution of Ares’ existing insurance platform, Ares Insurance Solutions, which now has over 100 insurance investors with $15 billion in assets invested across our products,” said Michael Arougheti, Chief Executive Officer and President of Ares. “We are excited to expand our presence in the growing insurance sector and to utilize Ares’ extensive capabilities for our first control acquisition of an insurance company that we can grow organically through new distribution channels and potentially inorganically through reinsurance and acquisitions. We have strong conviction that Ares can use its breadth, experience and scale to help Aspida become a market-leading insurance company.”

“The expansion of our insurance platform reflects our fundamental belief in the long-term growth prospects of protection, savings and retirement income products for individuals and institutions,” said David Reilly, Partner and Head of Ares Insurance Solutions. “We believe that success in this market is directly tied to prudent and differentiated asset management and we look forward to using our experienced team to drive value. We see tremendous growth potential for Aspida in primary fixed and fixed indexed annuity distribution, opportunistic reinsurance transactions and inorganic growth via acquisitions in the insurance sector.”

Aspida’s acquisition of Pavonia Life Insurance Company of Michigan is expected to close before the end of 2019, subject to regulatory approval and other closing conditions.

Lazard acted as exclusive financial advisor and DLA Piper LLP and Kirkland & Ellis LLP served as legal counsel to Ares.

For further detail on the announcement, please refer to the presentation posted on the Investor Resources section of Ares’ website at www.aresmgmt.com.

About Ares Management Corporation

Ares Management Corporation is a publicly traded, leading global alternative asset manager with approximately $137 billion of assets under management as of March 31, 2019 and 19 offices in the United States, Europe, Asia and Australia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.

About Aspida Financial

Aspida Financial (“Aspida”) is a new, wholly-owned subsidiary of Ares Management LLC, which was created to execute on Ares Insurance Solutions’ plans to issue insurance and reinsurance products for individuals and institutions seeking to fund their long-term financial needs. Aspida seeks to be a trusted partner focused on its customers’ financial security and success. Aspida’s solutions will include annuity and life insurance products that, in today’s volatile world, help bring stability and predictability to a financial strategy. For more information, please visit: www.aspidafinancial.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein.

Media:

Brunswick Group

Jonathan Doorley / Alex Yankus, 212-333-3810

ares@brunswickgroup.com

or

Ares Management Corporation

Priscila Roney, 212-808-1185

proney@aresmgmt.com

Investors:

Ares Management Corporation

Carl Drake, 800-340-6597

cdrake@aresmgmt.com

or

John Stilmar, 678-538-1983

jstilmar@aresmgmt.com